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EXHIBIT 2.1.2






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             AMENDMENT NO. 1 TO AGREEMENT REGARDING 900 PAY-PER-CALL
                                PSYCHIC SERVICES

         AMENDMENT NO. 1 dated May 27, 1999 amending an Agreement dated May 27, 1999 by and between QUINTEL COMMUNICATIONS, INC., a corporation organized under the laws of Delaware with offices at One Blue Hill Plaza, Fifth Floor, Pearl River, New York 10965 (hereafter referred to as "QUINTEL"), and ACCESS RESOURCE SERVICES, INC., a Florida corporation with offices at 2455 E. Sunrise Boulevard, Fort Lauderdale, Florida 33304 (hereafter referred to as "ARS").

                                    RECITALS:

A. ARS and Quintel entered into an agreement dated May 27, 1999 entitled "Agreement Regarding 900 Pay-per-call Psychic Services" (the "900 Agreement") which they have agreed to amend as set forth herein.

         NOW, THEREFORE, for good and valuable consideration, receipt of which is acknowledged by the parties, it is hereby agreed as follows:

1. The payment obligations referred to in the following sections of the 900 Agreement are referred to as the "Payment Obligations":

                  i.       The Club Royalties referred to in Section 1(h);

                  ii. The royalties referred to in Sections 2(a, 2(b) and 2(c);

                  iii. the balance of the Purchase Price due under Section 5(c)(i).

         ARS hereby grants Quintel a security interest in its accounts receivable (the "Collateral"), and any proceeds thereof, as security for the Payment Obligations, pursuant to the provisions of the Uniform Commercial Code of Florida (the "UCC"), which security interest shall be further evidenced by a security agreement between ARS and Quintel executed concurrently herewith, and ARS agrees to execute and file at its expense all financing statements necessary to give Quintel a perfected security interest subordinate to no other security interest other than a security interest in the Collateral granted by ARS to West Interactive Services, Inc. ("West"). The Collateral shall constitute security for the payment as and when due of the Payment Obligations. ARS represents and warrants to Quintel that it has not granted a security interest in any of its assets to any person or entity other than West.

2. Except as amended by this Amendment No. 1, the 900 Agreement remains in full force and effect.




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3.       This Amendment No. 1 may be executed in several counterparts and all counterparts so executed shall constitute one agreement binding on all the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

QUINTEL COMMUNICATIONS, INC.


By:    /s/ Jeffrey L. Schwartz
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         Jeffrey L. Schwartz

ACCESS RESOURCE SERVICES, INC.


By:    /s/ Steven L. Feder
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         Steven L. Feder

Approved:

      /s/ Steven L. Feder
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         Steven L. Feder



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